UMB Financial Corporation News Release

1010 Grand Boulevard

Kansas City, MO 64106

816.860.7000

umb.com

//FOR IMMEDIATE RELEASE//

Contact: Mandie Nelson, 816.860.5088

Investor Relations Contact: Abby Wendel, 816.860.1685

UMB Financial Board Announces $0.185 Quarterly Cash Dividend and

Common Stock Repurchase Authorization

Kansas City, Mo. (April 27, 2010) - The Board of Directors of UMB Financial Corporation (NASDAQ: UMBF), a financial services holding company, declared during the company's quarterly board meeting a $0.185 quarterly cash dividend, payable on July 1, 2010, to shareholders of record at the close of business on June 11, 2010.

The Board of Directors also authorized the repurchase of up to two million shares of the company's common stock during the next 12 months. Shares purchased under the program will be used for general corporate purposes and may be available for re-issuance in connection with the company's stock plans and dividend reinvestment plan. The company may repurchase the shares from time to time in open market or privately negotiated transactions at the company's discretion, and on such terms, including, without limitation, quantity,

timing and price, as management may determine to be in the company's best interest.

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a financial services holding company headquartered in Kansas City, Mo., offering complete banking, asset management, health spending solutions and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 135 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include mutual fund and alternative investment services groups, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company's proprietary mutual funds and investment advisory accounts for institutional customers. For more information, visit umb.com or follow us on Twitter at @UMBFinancial.

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